Exhibit 21.1

IMMRSIV INC.

LIST OF SIGNIFICANT SUBSIDIARIES

Legal Name	Jurisdiction	Percent Owned
IMMRSIV GROUP HOLDINGS.	Cayman Islands	100%
LDR Pte. Ltd	Singapore	100%